Exhibit 99.1

news release

FOR IMMEDIATE RELEASE

SIRVA Issues Statement on Earnings Guidance

CHICAGO, January 31, 2005 — SIRVA, Inc. (NYSE: SIR), a global relocation services provider, today announced that it will not meet its previously issued earnings guidance for the fourth quarter of 2004 due to certain unanticipated charges, as well as lower than expected operating margins in each of its business segments.

Based on its current analysis, the company expects a net loss per fully diluted share from continuing operations of between ($0.16) and ($0.20) in the fourth quarter, versus previous guidance of earnings between $0.15 to $0.17 per fully diluted share.  For the full year 2004, the company expects earnings per fully diluted share from continuing operations of $0.49 to  $0.53.

In the fourth quarter of 2004, the company commenced a thorough review of its accounting practices and significant balance sheet accounts, which has led to the identification of $21 million to $25 million pre-tax, or $0.18 to $0.22 per fully diluted share, of charges in its Insurance and European operations.  The review was undertaken in connection with implementing procedures to comply with Section 404 of the Sarbanes-Oxley Act, the disappointing performance of the company’s Insurance and European businesses in the third quarter of 2004, and as part of its year-end closing process.

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The charges are not the result of changes in the company’s policies, including its revenue recognition or reserve methodologies.

SIRVA is working to complete its annual close.  Certain of the charges relate to accounting errors.  The company is currently evaluating the charges, their nature and the period they relate to, and whether any restatements will be required.  SIRVA’s independent public accountants have not completed their audit.

The company will comment further on its fourth quarter and full year 2004 earnings when it completes and files its annual report on Form 10-K.  In addition, the company is also reviewing whether it has any “material weaknesses” as defined by the Public Company Accounting Oversight Board’s Auditing Standard No. 2.

While fourth quarter operating margins for each segment were lower than anticipated, total operating revenue for the fourth quarter is expected to remain strong, increasing 17 percent from year-ago levels.  The company’s Relocation Solutions - North America operating revenue is expected to increase 17 percent from the fourth quarter of 2003, on continued strong volume trends.  Total relocation initiations in the fourth quarter were up 19 percent, highlighted by 35 percent growth in the company’s Fixed Fee product initiations.  The company’s Moving Services business also saw strong demand in the quarter, with an increase in total shipments of 6 percent, driven by 13 percent growth in corporate shipments and 4 percent growth in consumer shipments. The company’s Relocation Solutions - Europe and Asia Pacific segment operating revenue is expected to increase 19 percent from prior-year levels in the fourth quarter, driven by currency and acquisitions.  Network Services operating revenue is expected to increase 14 percent in the fourth quarter.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world.  More information about SIRVA can be found on the company’s Web site at www.sirva.com.

Forward-Looking Statements

This release contains “forward-looking statements.” You should not place undue reliance on these statements. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Some important factors include without limitation our ability to continue to compete successfully; changes in the market for our services; general economic conditions being less favorable than expected; global political conditions and the outbreak or escalation of war or hostilities or the occurrence of any terrorist attacks; our ability to grow our relocation services business; risks associated with the real estate industry, our reliance on, and our ability to attract, agents and owner/operators; changes in the regulatory environment, including antitrust, environmental and insurance laws and regulations, that could negatively affect the operation of our business; changes in Transguard’s A.M. Best rating or outlook; risks associated with operating in foreign countries; loss of our key executive officers; our ability to consummate and integrate potential acquisitions; changes in our accounting assumptions that regulatory agencies, including the Securities and Exchange Commission (SEC), may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and the other factors described under the caption “Business – Investment Considerations” and other risks described in SIRVA’s 2003 Annual Report on Form 10-K and other reports submitted to the SEC from time to time.   All forward-looking statements speak only as of the date of this release. We undertake no obligation beyond that required by law to update any forward-looking statements, whether as a result of new information, future events or otherwise.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this release.

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Media Contacts

Jim Trainor

Vice President

Corporate Communications

630.468.4828 (work)

630.334.7865 (cell)

Judy Wohlt

Manager

Corporate Communications

630.468.4886 (work)

630.802.1299 (cell)

Investor Contact

John Springer

Vice President

Investor Relations

630.468.4797 (work)

630.508.9809 (cell)